EXHIBIT 99 (a)








               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549




                            FORM 11-K

                          ANNUAL REPORT
                PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

(Mark One):

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED].

For the fiscal year ended December 31, 1995

                               OR

 [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period from ______ to ______

Commission file number 1-6016



     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

        THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN
                          (the "Plan")

     B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

               THE ALLEN GROUP INC. (the "Company")
               25101 Chagrin Boulevard
               Beachwood, Ohio  44122


                      THE ALLEN GROUP INC.

                   EMPLOYEE STOCK SAVINGS PLAN

                            FORM 11-K

          (For the fiscal year ended December 31, 1995)






                        Table of Contents



Financial Statements


            (i)  Report of Independent Accountants           3

           (ii)  Statements of Financial Condition -
                 December 31, 1995 and 1994                  4

          (iii)  Statements of Income and Changes
                 in Plan Equity for the years
                 ended December 31, 1995, 1994
                 and 1993                                    5

           (iv)  Notes to Financial Statements             6 - 8

          Schedules are omitted because they are not required or not applicable or because the information is furnished elsewhere in the financial statements or the notes thereto.







                REPORT OF INDEPENDENT ACCOUNTANTS



To the Employee Stock Savings Plan Committee and the Participants in The Allen Group Inc.
  Employee Stock Savings Plan:


We have audited the accompanying statements of financial condition of THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN as of December 31, 1995 and 1994, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsi-bility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN as of December 31, 1995 and 1994 and the results of its operations and changes in plan equity for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As further discussed in Note 1 to the financial statements, the Plan was terminated in June, 1992 and the distribution of the related assets to participants was completed in December, 1995. In accordance with generally accepted accounting principles, the Plan has prepared its 1995, 1994 and 1993 financial statements using the liquidation basis of accounting.

As described in Note 2 to the financial statements, in 1993 the Plan modified its accounting for amounts owed to withdrawing participants based upon recently issued professional guidance.



                                        COOPERS & LYBRAND, L.L.P.

Cleveland, Ohio
April 25, 1996




          THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN
                   STATEMENTS OF FINANCIAL CONDITION
                      December 31, 1995 AND 1994

                                               1995         1994
Assets:

   Investment in common stock of
   The Allen Group Inc. at market
   value - 2,467 shares in 1994, (Note 2)     $      -     $ 58,900

   Accrued interest and dividends
   receivable (Note 2)                              -          186

   Cash and equivalents                             -        3,353
                                                    -       62,439


Liabilities:

   Accrued administrative expenses                  -        1,049

                                                    -        1,049

Plan equity                                  $      -     $ 61,390



The Notes are an integral part of these statements.



           THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN
            STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY
         FOR THE YEARS ENDED December 31, 1995, 1994 AND 1993


                                    1995        1994        1993
Investment income:
   Interest                      $      190  $      219  $    5,157
   Dividends                            873       1,471      16,779

Net appreciation/adjustments
   in the fair value of
   investments (Note 1)               3,622      10,177     115,073

Net increase in plan equity           4,685      11,867     137,009

Less withdrawals, distribu-
   tions and forfeitures -
   1995, 2,753 shares;
   1994, 8,340 shares; and
   1993, 155,941 shares;            (66,075)   (114,328) (3,226,118)

Cumulative change in
   accounting principle
   (Note 2)                               -           -      34,075

Change in plan equity for
   the year                         (61,390)   (102,461) (3,055,104)

Plan equity, beginning of
   year                              61,390     163,851   3,218,955

Plan equity, end of year
   (Note 1)                      $        -  $   61,390  $  163,851




The Notes are an integral part of these statements.


        THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS



1. PLAN TERMINATION

   The Company terminated The Allen Group Inc. Employee Stock Savings Plan ("the Plan") effective June 30, 1992 and completed the final distribution to participants in December 1995. Prior to liquidation, participants were granted the option of receiving their respective portion of the Plan's assets in a lump sum distribution, in cash or in shares, in an annuity or as a rollover into the Company's Employee Before-Tax Savings Plan. Such requests were handled accordingly and included tax considerations for withholding and penalties, depending on the distribution option selected.

   The Company devised a format to distribute the Plan's remaining forfeiture shares to the participants. Eligibility for receiving these shares was based on participation in the Plan as of March 31, 1993. In connection with this distribution, the Company developed a graduated scale so that each participant was guaranteed at least one forfeiture share. This format allocated a disproportionately larger benefit to the small shareholders rather than bias the distribution in favor of highly compensated employees who generally held a larger number of shares.

   At December 31, 1993, the majority of the Plan's assets were distributed. During 1994, a small distribution took place, and in 1995, the final distribution of the Plan's assets was completed. Accordingly, these financial statements represent the final statements for this Plan and were prepared on the liquidation basis of accounting.

2. SUMMARY OF ACCOUNTING POLICIES

   The Plan invested exclusively in shares of common stock of the Company, with the exception that, to avoid the retention of idle funds, investments were made in cash equivalent securities for periods generally not exceeding 30 days prior to investment in such shares. The investment in such common stock was stated at market value based upon the last sale price of the Company's common stock on the New York Stock Exchange Composite Tape on the last business day of the year. At December 31, 1994, the market value of such investments exceeded cost by $57,588; the related cost of these investments was $1,312.

   The Plan's statements of income and changes in plan equity include the net appreciation (depreciation) in the fair value of its investments, which consisted of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

   The Plan used the accrual method for recognizing contributions, withdrawals and investment income. Dividends were accrued on the ex-dividend date. Withdrawals, distributions and forfeitures were valued on a liquidation basis for distributions made in 1995, 1994 and 1993. The Company's Trustee purchased and disposed of shares of the Company's common stock on the New York Stock Exchange (the "Exchange") at current market prices or in any other manner that the Trustee deemed appropriate, including purchases from the Company. The Company had no control over the times or prices at which the Trustee made such transactions or the amounts thereof, and the number of shares purchased depended on the price paid by the Trustee.

   Based upon the Accounting and Auditing Guide (with conforming changes as of May 31, 1993), "Audits of Employee Benefit Plans," issued by the American Institute of Certified Public Accountants, the Plan did not account for amounts owed to withdrawing but unpaid former participants and participant loans in process as Plan liabilities. Amounts allocated to the accounts of such former participants totaled $34,075 as of December 31, 1992 and were reflected as a cumulative change in accounting principle in the statement of income and changes in plan equity for the year ended December 31, 1993.

   All expenses of administering the Plan, including the Trustee's fees and brokerage commissions on stock purchases, were paid by the Plan. Brokerage commissions and other expenses incurred in the sale of shares for the account of any participant were deducted from the proceeds of the sale.

   Participation in the Plan was voluntary prior to June 30, 1992, and all employees (full-time and part-time, salaried, hourly, foreign and domestic) of the Company and its subsidiaries were eligible to be participants. Due to the termination of the


   Plan, participant contributions ceased at June 30, 1992. In accordance with the terms of the Plan, the Company has not made monthly contributions since February 1, 1988.


3. VESTING, WITHDRAWALS AND FORFEITURES


   The option to withdraw, with certain limitations, all or any part of the shares in a Participant's Account including all or any part of the vested shares in his or her Employer Account, was available to all participants through April, 1993. Prior to this period, however, distributions and permitted withdrawals were made in shares of the Company's common stock or from the net cash proceeds realized from the sale by the Trustee of the distributed or withdrawn shares, as the participant or his or
   her beneficiary elected.   A participant who made such a
   withdrawal was subject to suspension from participation and could have forfeited some or all of the unvested shares purchased with the Company's contributions. In cases of financial hardship, as determined by the Committee which administered the Plan, a participant could withdraw shares within certain limits without such penalties. All unvested shares remaining in the Employer Account after a distribution or total withdrawal, other than a qualified hardship withdrawal, were transferred to the Forfeiture Fund maintained by the
   Trustee.   After April 1993, the Company froze the assets in the
   Forfeiture Fund so that the Company could allocate and distribute such assets to the participants. (See Note 1.)



4. FEDERAL INCOME TAXES

   The Company received a favorable determination from the Internal Revenue Service that the Plan, as amended for termination effective June 30, 1992, was a qualified plan under Section 401(a) of the Internal Revenue Code. Accordingly, the Plan was not subject to federal income taxes, and employer contributions and earnings of the Plan were not subject to U.S. income taxes until distributed to the participants. However, depending on the distribution option selected by the participant at liquidation, the participant may be subject to tax penalties.